Exhibit 99

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS ANNOUNCES AMENDMENT OF BANK CREDIT FACILITY
—Maturity Extended and Covenants Amended for Future Acquisitions and Stock
Repurchases—

HOUSTON, TEXAS - November 14, 2003 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of an amendment to its existing bank credit facility.  The amendment significantly enhances the Company’s flexibility to execute its future growth strategies and enhance shareholder value.  The amended agreement provides for a $150 million revolving credit facility that will mature in July 2007.  The amendment also includes revisions to certain leverage covenants resulting in improved pricing and greater flexibility for future acquisitions and stock repurchases.  Upon completing the amendment, the Company utilized proceeds from the revolving credit facility to retire $20 million of previously outstanding bank term debt and, after rolling over other outstanding borrowings, had future availability of approximately $100 million.

“Despite a sustained period of challenging economic and industry conditions, Consolidated Graphics has successfully maintained one of the strongest balance sheets in the commercial printing industry,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Our strong operating cash flow has enabled us to reduce our total debt outstanding by $126 million, or 48%, since our 2001 fiscal year-end.  This amendment to our credit facility is a positive reflection of these accomplishments.”

Chris Colville, Executive Vice President and Chief Financial Officer added, “The confidence our banks have in our business model and future growth opportunities is demonstrated in this amendment.  We appreciate their support and look forward to continuing our track record of strong financial and operational performance.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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